EXHIBIT 23.5

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement of HFS Incorporated (the "Company") on Form S-8 of our report dated May 11, 1995, related to the financial statements of Century 21 Real Estate of the Mid-Atlantic States, Inc. as of and for the years ended December 31, 1994 and 1993, included in the Company's Current Report on Form 8-K dated February 16, 1996.




s/BEERS & CUTLER

Washington, D.C.
June 18, 1996